UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

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FULGENT GENETICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FULGENT GENETICS, INC.
Principal Executive Offices:
4978 Santa Anita Avenue
Temple City, California 91780

SUPPLEMENT DATED APRIL 3, 2023
TO THE PROXY STATEMENT DATED MARCH 31, 2023
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 18, 2023

On March 31, 2023, Fulgent Genetics, Inc. (“Fulgent”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 18, 2023. Fulgent is providing this supplement (the “Supplement”) to amend and supersede the Proxy Statement as it was previously filed with respect to a clarification of the voting standards for Proposals 2, 3 and 4.

This Supplement should be read together with the Proxy Statement. Except as specifically set forth below, this Supplement does not modify or update any other disclosures presented in the Proxy Statement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. All capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented hereby. If you have already submitted a proxy and do not wish to change your vote, no further action is required. If you have not yet submitted a proxy to vote on the proposals to be voted on at the Annual Meeting, you can submit a proxy as described under “How Do I Vote?” on page 3 of the Proxy Statement. If you have already submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote as described under “May I Change or Revoke My Proxy?” on page 4 of the Proxy Statement.

The following Q&A pertaining to “What Vote Is Required to Approve Each Proposal and How are Votes Counted?” amends and supersedes the original Q&A set forth in the Proxy Statement.

What Vote Is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees, or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, our Audit committee of our Board of Directors will reconsider its selection.

Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers

The affirmative vote of a majority of the votes cast for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation committee and our Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4: Approve an Amendment and Restatement of our 2016 Omnibus Incentive Plan Increasing the Number of Shares of Common Stock Reserved for Issuance Thereunder by 3 Million Shares

The affirmative vote of a majority of the votes cast for this proposal is required to approve the amendment and restatement to the 2016 Omnibus Incentive Plan to increase in the aggregate number of shares to be reserved for issuance pursuant to the Company’s 2016 Omnibus Incentive Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

The second to last sentence of “Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm” is hereby deleted and superseded with the following: The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

The second to last sentence of “Proposal No. 3 Advisory Vote on Approval of Executive Compensation as Disclosed in this Proxy Statement” is hereby deleted and superseded with the following: The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting is required to adopt, on an advisory basis, this resolution.

The second to last sentence of “Proposal No. 4 Approval of an Amendment and Restatement of the Fulgent Genetics, Inc. 2016 Omnibus Incentive Plan Increasing the Number of Shares of Common Stock Reserved for Issuance Thereunder by 3 Million Shares” is hereby deleted and superseded with the following: The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting is required to adopt the Amended Plan.